Exhibit 99.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

CNE GROUP, INC.

CNE GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors and the majority shareholder of the Corporation adopted the following resolution by written consent, which sets forth a proposed amendment to the Certificate of Incorporation of the Corporation and declared said amendment advisable:

RESOLVED that the Board of Directors and the majority shareholder hereby declare it advisable and in the best interest of the Corporation that Article FIRST of the Certificate of Incorporation of the Corporation be, and hereby is, amended to read as follows:

FIRST: Name of the Corporation is

Arrow Resources Development, Inc.

SECOND: That said amendment has been consented to and authorized by the shareholders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the Board of Directors and the majority shareholder of the Corporation adopted the following resolution by written consent, which sets forth a proposed amendment to the Certificate of Incorporation of the Corporation and declared said amendment advisable:

RESOLVED that the Board of Directors and the majority shareholder hereby declare it advisable and in the best interest of the Corporation that Article FOURTH of the Corporation’s Certificate of Incorporation be, and hereby is, amended to read as follows:

FOURTH: The total number of shares which the Corporation shall have the authority to issue is 1,010,000,000 shares, of which 1,000,000,000 shares shall be common stock with a par value of $.00001 per share (the “Common Stock”), and 10,000,000 shares shall be preferred stock, with a par value of $.10 per share (the “Preferred Stock”).

The Preferred Stock may be issued from time to time in one or more series with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in the resolutions adopted by the Board of Directors (the “Board”) providing for the issuance of such Preferred Stock or series thereof; and the Board is hereby vested with authority to fix such designations, preferences and relative participating, optional or other special rights or qualifications, limitations, or restrictions for each series, including, but not by way of limitation, the power to fix the redemption and liquidation preferences, the rate of dividends payable and the time for and the priority of payment thereof and to determine whether such dividends shall be cumulative or not and to provide for and fix the terms of conversion of such Preferred Stock or any series thereof into Common Stock of the Corporation and fix the voting Power, if any, of shares of Preferred Stock or any series thereof.

FIFTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of section 242 of the General Corporation Law of the State of Delaware by obtaining the written consent of the holders of the majority of the stock of the Company entitled to vote at a meeting of Stockholders pursuant to section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to its Certificate of Incorporation to be signed by the President this 30th day of November 2005.

/s/ Peter J. Frugone
Peter J. Frugone, Chief Executive Officer